ADVISORS SERIES TRUST

FIRST AMENDMENT TO THE OPERATING EXPENSES LIMITATION
AGREEMENT

THIS AMENDMENT, dated as of this 20th day of September, 2007, to the Operating Expenses Limitation Agreement, originally made and entered into on September 29, 2006 (the “Agreement”), is entered into by and between ADVISORS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of the Phocas Real Estate Fund and Phocas Small Cap Value Fund (the “Funds”), each a series of the Trust, and the Advisor of the Funds, Phocas Financial Corporation (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A of the Agreement; and

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	PHOCAS FINANCIAL CORPORATION

By: /s/ Douglas G. Hess	By: /s/ James Murray
Print Name: Douglas G. Hess	Print Name: James Murray
Title: President	Title: Secretary

Appendix A

Fund	Operating Expense Limit	Effective Date

Phocas Real Estate Fund	1.50%	September 29, 2006
Phocas Small Cap Value Fund	0.99%	October 1, 2007